Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Zynex, Inc.’s Registration Statement on Form S-3 of our report dated February 28, 2018, relating to the December 31, 2017 consolidated financial statements, which appears in Zynex, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ EKS&H, LLLP

June 26, 2019

Denver, CO